CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 25, 1996 (except for Notes 1, 2, 3 and 9, as to which the date is October 11, 1996) in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-15663) and related Prospectus for the registration of 750,000 shares of common stock of Brightpoint, Inc.



/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP


Indianapolis, Indiana
December 3, 1996